UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant	☑
Filed by a Party other than the registrant	☐
Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☑	Soliciting Material Pursuant to § 240.14a-12
Broadwing Corporation
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies: N/A

(2)	Aggregate number of securities to which transaction applies: N/A

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): N/A

(4)	Proposed maximum aggregate value of transaction: N/A

(5)	Total fee paid: N/A

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid: N/A

(2)	Form, Schedule or Registration Statement No.: N/A

(3)	Filing Party: N/A

(4)	Date Filed: N/A

The following frequently asked questions were used in explaining the proposed acquisition of Broadwing by Level 3 Communications, Inc. to employees of Broadwing.
Frequently Asked Questions
Deal Strategy
Q	What is the rationale behind Level 3’s decision to purchase Broadwing?

A	The acquisition of Broadwing is consistent with Level 3’s wholesale market strategy as well as its more recent entry into the enterprise market. Level 3 believes the combination of Level 3 and Broadwing businesses will create value through the elimination of duplicative network and operating costs, as well as through the acceleration of growth in its Business Markets Group.

Level 3’s view is that Broadwing has made great strides with national enterprise customers as a result of its product portfolio and national sales teams. They have stated that they expect to leverage both of these capabilities to accelerate the growth of Level 3’s Business Markets Group.

Q	Why is the Board selling Broadwing?

A	Broadwing is a publicly traded company and the Board has a fiduciary responsibility to our shareholders to assess all valid offers. After assessing Level 3’s offer, the Board has determined that selling Broadwing to Level 3 is in the best interest of the shareholders.

Q	What regulatory approvals are required to close this transaction?

A	The transaction is subject to normal closing conditions including U.S. Government antitrust (Hart-Scott-Rodino) approval, and the approval of the FCC and certain state PUCs. We expect closing to occur in the first quarter of 2007.
Integration
Q	How long does Level 3 expect the integration will take to complete?

A	Integration timing and logistics will be determined during integration planning.

Q	Will Level 3 manage Broadwing prior to the close of the deal?

A	No.
Employees
Q	Will this transaction include any reductions in the workforce?

A	As a result of this transaction, we expect there will be a reduction in workforce. The details will be determined during integration planning.

Q	What happens to my restricted stock and options?

A	Shares of Broadwing that you own as a result of exercising stock options or from restricted stock that has vested before closing will be treated the same as stock held by any shareholder. The shares will be converted to Level 3 stock and cash at closing, as will be more particularly described in the proxy statement.

Q	What happens to my unvested restricted stock grants and my unvested stock options?

A	All unvested restricted stock awards will vest and all unvested stock options, to the extent in the money, will be converted into Level 3 stock and cash, as will be more particularly described in the proxy statement.

Q	What happens to the contributions I have made to the Employee Stock Purchase Plan (ESPP) for the July to December 2006 Offering Period?

A	The deduction made from your 10/22/2006 paycheck will be your final contribution to the ESPP. Your accumulated contributions to date for this Offering Period will be held for the purchase of shares which will occur the earlier of January 1, 2007 or upon the close of the acquisition. You may still withdraw from the ESPP and be reimbursed the amount of your contributions at any time prior to the end of the last pay period before the ESSP stock purchase.

Q	What happens to the ESPP shares that I have already received from previous offerings?

A	Any shares you own will be treated the same as stock held by any shareholder. The shares will be converted to shares of Level 3 stock and cash at closing.

Q	What happens to this year’s Corporate Bonus?

A	Bonuses earned from the 2006 plan will be paid in the first quarter, as in the past. The payouts will be determined based on Broadwing’s 2006 performance against the established goals for the 2006 Corporate Bonus Plan and in accordance with all provisions of the plan. If the transaction closes before the bonus has been paid, Level 3 has committed to ensure the bonus is paid. The allocation of the bonuses will be made by the Broadwing management and board prior to the closing.

Q	Can I take vacation time before the deal closes?

A	Yes. Broadwing’s vacation policies will remain in effect through closing.

Q	What happens to my benefits?

A	After the deal closes, your benefits will be determined by Level 3. The benefit programs will be reviewed during the integration planning process.

Since the deal may not close until after January 1, 2007, we will conduct our normal open enrollment in November.

Q	I am a Broadwing manager and I have some open positions for which I am currently recruiting. Should I continue?

A	Please discuss the situation with your manager to determine if the position should be filled given the current circumstances.

Q	I have recently made an offer of employment to a candidate but he/she has not yet started. What should I do?

A	Do not rescind the offer. Contact the candidate and explain the situation. The candidate can then decide what is best for him/her.

Media & Investor Relations

Q	What do I do if I get a call from the Media, an Analyst or a Blogger?

A	Please decline to comment and direct them to Broadwing’s media relations team:

Donovan Dillon	or	April Soechting
512-XXX-XXXX		512-XXX-XXXX
Q	What do I do if I get a call from an Investor?

A	Please decline to comment and direct them to Broadwing’s investor relations team:

Lynn Anderson	or	Dawn Benchelt
512-XXX-XXXX		312-XXX-XXXX

IMPORTANT NOTE: The proposed transaction will be submitted to Broadwing’s stockholders for their consideration. Level 3 and Broadwing will file a registration statement, a proxy statement/prospectus and other relevant documents concerning the proposed transaction with the SEC. Stockholders of Broadwing are urged to read the registration statement and the proxy statement/prospectus and any other relevant documents filed with the SEC when they become available, as well as any amendments or supplements to those documents, because they will contain important information. Stockholders of Level 3 can obtain more information about the proposed transaction by reviewing the Form 8-K to be filed by Level 3 in connection with the announcement of the transaction, and any other relevant documents filed with the SEC when they become available. You will be able to obtain a free copy of the proxy statement/prospectus, as well as other filings containing information about Level 3 and Broadwing, at the SEC’s Web site (http://www.sec.gov). Copies of the proxy statement/prospectus and the SEC filings that will be incorporated by reference in the proxy statement/prospectus can be obtained, without charge, by directing a request to Level 3, Investor Relations, 1025 Eldorado Blvd., Broomfield, CO 80021, 720-888-2500 or to Broadwing, Investor Relations, 1122 Capital of Texas Highway South Austin, TX 78746-6426, (866) 426-7847.
Level 3, Broadwing and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Broadwing in connection with the proposed transaction. Information about the directors and executive officers of Level 3 is set forth in the proxy statement on Schedule 14A, dated April 6, 2006, as supplemented, for Level 3’s 2006 annual meeting of stockholders. Information about directors and executive officers of Broadwing and their ownership of Broadwing common stock is set forth in the proxy statement on Schedule 14A, dated March 24, 2006, for Broadwing’s 2006 annual meeting of stockholders. Additional information regarding participants in the proxy solicitation may be obtained by reading the proxy statement/prospectus regarding the proposed transaction when it becomes available.